EXHIBIT 10.1

EXECUTION COPY

SECOND AMENDMENT

TO CREDIT AND GUARANTY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is dated as of May 20, 2009, and is entered into by and among AMERICAN ACHIEVEMENT CORPORATION, a Delaware corporation (the “Company’’), AAC HOLDING CORP., a Delaware corporation (“Holdings’’), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent (“Administrative Agent”), acting with the consent of the Requisite Lenders and all Lenders holding Revolving Commitments and, for purposes of Section IV hereof, the GUARANTORS listed on the signature papers hereto, and is made with reference to that certain CREDIT AND GUARANTY AGREEMENT dated as of March 25, 2004 (as amended through the date hereof, the “Credit Agreement”) by and among the Company, Holdings, the subsidiaries of the Company named therein, the Lenders, the Administrative Agent, Collateral Agent and the other Agents named therein.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Credit Parties have requested that Requisite Lenders and all Lenders holding Revolving Commitments agree to amend certain provisions of the Credit Agreement, including to, among other things, terminate the existing Revolving Commitments and provide for new Revolving Commitments, all as provided for herein; and

WHEREAS, subject to certain conditions, Requisite Lenders and all Lenders holding Revolving Commitments are willing to agree to such amendments relating to the Credit Agreement and to the provision of the new Revolving Commitments hereunder.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.	AMENDMENTS TO CREDIT AGREEMENT

1.1	Amendments to Section 1: Definitions.

(a)  Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“Extended Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder on and after the Second Amendment Effective Date and “Extended Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Extended Revolving Commitment, if any, is set forth on Appendix A to the Second Amendment or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of Extended Revolving Commitments as of the Second Amendment Effective Date is $25,000,000.

“Original Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Original Revolving Commitments” means such commitments of all Lenders in the aggregate prior to the Second Amendment Effective Date.  The aggregate amount of Original Revolving Commitments as of the Closing Date and through the Second Amendment Effective Date was $40,000,000.  The aggregate amount of Original Revolving Commitments on and after the Second Amendment Effective Date is $0.

“Parent Indenture” means the Indenture, dated as of June 12, 2006, in respect of the 12.75% senior PIK notes due October 1, 2012 of Parent, as in effect on the date hereof.

“Second Amendment” means that certain Second Amendment to Credit and Guaranty Agreement dated as of May 20, 2009, among the Company, Holdings, Administrative Agent, the financial institutions and the Guarantors listed on the signature pages thereto.

“Second Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section II of the Second Amendment.

(b)  Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions:  “Increased Amount Date”, “Joinder Agreement”, “New Revolving Commitments”, “New Revolving Lender”, “New Revolving Loan Exposure”, “New Revolving Loans”, “New Revolving Loan Maturity Date”, “New Term Loan Commitments”, “New Term Loan Exposure”, “New Term Loan Lender”, “New Term Loan Maturity Date”, “New Term Loans” and “Series”.  Each reference thereto in the Credit Documents shall cease to have any effect as of the Second Amendment Effective Date.

(c)  Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of the existing definition of “Adjusted Eurodollar Rate”:

Notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 2.00% per annum.

(d)  Section 1.1 of the Credit Agreement is hereby amended by deleting the existing definition of “Applicable Margin” and replacing it with the following definition:

“Applicable Margin” means: (a) from the Closing Date until the commencement of the first interest period occurring after the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter after the Closing Date (i) with respect to Revolving Loans that are Eurodollar Rate Loans, 2.75%, per annum (ii) with respect to Revolving Loans and Swing Line Loans that are Base Rate Loans, 1.75% per annum; (b) from the commencement of the first interest period occurring after the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter after the Closing Date until the Second Amendment Effective Date, with respect to Revolving Loans and Swing Line Loans, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Revolving Loans (Eurodollar Loans)	Applicable Margin for Revolving Loans and Swing Line Loans (Base Rate Loans)
> 5.5:1.00	3.00%	2.00%
< 5.5:1.00 > 4.5:1.00	2.75%	1.75%
< 4.5:1.00 > 4.0:1.00	2.50%	1.50%
< 4.0:1.00 > 3.5:1.00	2.25%	1.25%
< 3.5:1.00	2.00%	1.00%

(c) from the Closing Date until the Second Amendment Effective Date, with respect to the Tranche B Term Loans, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Tranche B Term Loans (Eurodollar Loans)	Applicable Margin for Tranche B Term Loans (Base Rate Loans)
> 4.0:1.00	2.50%	1.50%
< 4.0:1.00	2.25%	1.25%

(d)  on and after the Second Amendment Effective Date, with respect to Revolving Loans and Swing Line Loans, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Revolving Loans (Eurodollar Loans)	Applicable Margin for Revolving Loans and Swing Line Loans (Base Rate Loans)
> 5.5:1.00	5.00%	4.00%
< 5.5:1.00 > 4.5:1.00	4.75%	3.75%
< 4.5:1.00 > 4.0:1.00	4.50%	3.50%
< 4.0:1.00 > 3.5:1.00	4.25%	3.25%
< 3.5:1.00	4.00%	3.00%

and (e) on and after the Second Amendment Effective Date, with respect to the Tranche B Term Loans, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Tranche B Term Loans (Eurodollar Loans)	Applicable Margin for Tranche B Term Loans (Base Rate Loans)
> 4.0:1.00	4.50%	3.50%
< 4.0:1.00	4.25%	3.25%

No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio.  At any time and so long as the Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 5.5:1.00 in the case of Revolving Loans and Swing Line Loans and 4.0:1.00 in the case of Tranche B Term Loans.  Within one Business Day of receipt of the applicable information under Section 5.1(d), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

In the event that any financial statement or certificate delivered pursuant to Section 5.1 is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this

Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Company shall immediately deliver to Administrative Agent a correct certificate required by Section 5.1 for such Applicable Period, (ii) the Applicable Margin shall be determined based upon the Leverage Ratio reflected in such corrected certificate, and (iii) the Company shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period; provided, that non-payment as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to Section 8.1(a).  Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.10 or Section 8.

(e)  Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of the existing definition of “Base Rate”:

Notwithstanding the foregoing, the Base Rate shall at no time be less than 3.00% per annum.

(f)  Section 1.1 of the Credit Agreement is hereby amended by replacing the word “and” with the text “, ” between clauses (i) and (j) of the definition of “Consolidated Adjusted EBITDA” and adding the following clause (k) immediately after clause (j) thereof:

, (k)  any non-recurring fees, cash charges and other cash expenses incurred in connection with the issuance of Capital Stock or Indebtedness (whether or not successful), extinguishment of Indebtedness, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Subordinated Notes, the Loans and any credit facilities) and (l) any non-cash impairment charge or asset write-off and the amortization of intangibles.

(g)  the definition of “Consolidated Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby amended by:

(1)  deleting clause (f) thereof  and replacing it with the following:

(f)  distributions to Holdings made pursuant to Sections 6.5(c), (k) and (l);

(2)  replacing the word “and” with the text “, ” between clauses (f) and (g) and adding the following clause (h) immediately after clause (g) thereof:

and, (h)  any other non-recurring cash expenses and charges added back to Consolidated Net Income for purposes of determining Consolidated Adjusted EBITDA, including, for the avoidance of doubt, fees, cash charges and other cash expenses added back to Consolidated Adjusted EBITDA pursuant to clause (k);

(h)  Section 1.1 of the Credit Agreement is hereby amended by deleting the existing definition of “Interest Period” and replacing it with the following definition:

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of three- or six-months (or nine- or twelve-months if available to all Lenders having Revolving Exposure or Term Loan Commitments, as applicable), as selected by the Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

(i)  Section 1.1 of the Credit Agreement is hereby amended by deleting the existing definition of “Commitment Fee Percentage” and replacing it with the following definition:

“Commitment Fee Percentage” means (i) from the Closing Date until the Second Amendment Effective Date, 0.50% per annum and (ii) on and after the Second Amendment Effective Date, 1.00% per annum.

(j)  Section 1.1 of the Credit Agreement is hereby amended by deleting the existing definition of “Revolving Commitment”, “Revolving Commitment Period” and “Revolving Commitment Termination Date” and replacing them with the following definitions:

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is equal to (A) prior to the Second Amendment Effective Date, the amount of such Lender’s Original Revolving Commitment and (B) on and after the Second Amendment Effective Date, the amount of such Lender’s Extended Revolving Commitment.

“Revolving Commitment Period” means (A) with respect to the Original Revolving Commitments, the period from the Closing Date to but excluding the Second Amendment Effective Date and (B) with respect to the Extended Revolving Commitments, the period from the Second Amendment Effective Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means (A) in the case of the Original Revolving Commitments, the Second Amendment Effective Date and (B) in the case of the Extended Revolving Commitments, the earliest to occur of (i) the seventh (7th) anniversary of the Closing Date, (ii) the date occurring after the Second Amendment Effective Date on which the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

1.2 Amendment to Section 2.12.  Scheduled Payments/Commitment Reductions.  Section 2.12(a) of the Credit Agreement is hereby amended by deleting in their entirety the last eight rows in the table appearing in such section and replacing such rows with the following:

Fiscal Quarter	Tranche B Term Loan Installments
August 30, 2009	$1,000,000
November 30, 2009	$1,000,000
March 1, 2010	$1,000,000
May 31, 2010	$1,000,000
August 30, 2010	$1,000,000
November 29, 2010	$1,000,000
February 28, 2011	$1,000,000
Tranche B Term Loan Maturity Date	Remainder

1.3 Amendment to Section 2.24.  Incremental Facilities. Section 2.24 of the Credit Agreement is hereby deleted in its entirety.

1.4 Amendments to Section 6.5:  Restricted Junior Payments.

(a)  Section 6.5(k) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(k) the Company may make Restricted Junior Payments to Holdings and Holdings may, in turn, make Restricted Junior Payments to Holdco to the extent necessary to permit Holdco to make regularly scheduled payments of interest required under the Holdco Discount Notes Indenture at the rate of 10.25% per annum payable in cash semi-annually in arrears on April 1 and October 1 of each year (or the next succeeding Business Day), so long as at the time of such Restricted Junior Payment and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, and (ii) the Company and its Subsidiaries are in pro forma compliance with Section 6.8(a) and (b) as of the last day of the most recently ended Fiscal Quarter after giving effect to such Restricted Junior Payment;

(b)  Section 6.5 of the Credit Agreement is hereby amended by deleting the word “and” between clauses (k) and (l) thereto and replacing the period at the end thereof with the following clause:

; and (m) the Company may make Restricted Junior Payments to Holdings and Holdings may, in turn, make Restricted Junior Payments to Holdco (and further, directly or indirectly, to Parent, if applicable) in an aggregate amount not to exceed $15,000,000 to the extent such proceeds are used to redeem, repay or repurchase Indebtedness under the Parent Indenture and/or Holdco Discount Notes Indenture and to pay related fees and expenses, including any fees and expenses in connection with any refinancing of such Indebtedness, so long as at the time of such Restricted Junior Payment and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, and (ii) the Company and its Subsidiaries are in pro forma compliance with Section 6.8(a) and (b) as of the last day of the most recently ended Fiscal Quarter after giving effect to such Restricted Junior Payment.

1.5	Amendments to Section 6.8: Financial Covenants.

           (a)  Section 6.8(a) of the Credit Agreement is hereby amended by deleting the row labeled “Thereafter” in its entirety and replacing it with the following:

Fiscal Quarter Ending	Interest Coverage Ratio
May 30, 2009	3.50:1.00
August 29, 2009 through February 27, 2010	3.00:1.00
May 29, 2010	3.15:1.00
August 28, 2010 through November 27, 2010	3.25:1.00
Thereafter	3.50:1.00

(b)  Section 6.8(b) of the Credit Agreement is hereby amended by deleting the row labeled “Thereafter” in its entirety and replacing it with the following:

Fiscal Quarter Ending	Leverage Ratio
August 29, 2009 through August 28, 2010	3.50:1.00
November 27, 2010	3.25:1.00
Thereafter	3.00:1.00

1.6
Amendment to Section 6.9:  Fundamental Changes; Disposition of Assets; Acquisitions.  Section 6.9 of the Credit Agreement is hereby amended by deleting clause (e) in its entirety and replacing it with the following:

(e)  Permitted Acquisitions, the cash consideration paid for which constitutes less than $25,000,000 when aggregated with the proceeds of all other Permitted Acquisitions made within the same Fiscal Year and $50,000,000 in the aggregate from the Closing Date to the date of determination (excluding, in each case, consideration funded with the proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries to the extent such proceeds are not required to repay Loans pursuant to Section 2.14(c)); and

1.7
Amendment to Section 6.16:  Amendments or Waivers of with respect to Subordinated Indebtedness and the Gold Consignment Agreement.  Section 6.16 of the Credit Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:

(b)  No Credit Party shall, nor shall it permit any of its Subsidiaries to, change, amend, waive, modify, supplement or renew the terms of the Gold Consignment Agreement as in effect on the Closing Date (or enter into any replacement thereof) if the effect of such change, amendment, waiver, modification, supplement, renewal or replacement is to (i) increase the “Maximum Dollar Amount”, as such term was defined in the Gold Consignment Agreement as in effect on the Closing Date; (ii) change any event of default or add or make more restrictive any covenant with respect to the Gold Consignment Agreement as in effect on the Closing Date; (iii) grant additional collateral (other than that as in effect on the Closing Date); or (iv) change or amend any other term of the Gold Consignment Agreement as in effect on the Closing Date if such change or amendment would (A) materially increase the monetary obligations of the obligor or (B) confer additional material rights on the holder of the Gold Consignment Agreement in a manner adverse to the Lenders.  The Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments reasonably requested by any Credit Party in connection with any replacement of the Gold Consignment Agreement and any Gold Consignment Intercreditor Agreement required to be entered into pursuant to Section 6.2(q) in connection therewith.

1.8 Extended Revolving Commitments.  Subject to the terms and conditions to the effectiveness in this Amendment, during the Revolving Commitment Period, each Lender executing this Amendment and identified on Appendix A to this Amendment (each, a “Revolving Lender”) severally represents, warrants, agrees, covenants and reaffirms its obligation to (i) make Revolving Loans to the Company in accordance with Section 2.2(a) of the Credit Agreement and in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment as set forth on Appendix A to this Amendment, (ii) irrevocably purchase from Issuing Bank a participation in each Letter of Credit outstanding on the Second Amendment Effect Date or issued, extended or amended thereafter (and any drawings honoured under such Letters of Credit) in accordance with Section 2.4(e) of the Credit Agreement and (iii) irrevocably purchase from the Swing Line Lender a participation in each Swing Line Loan in accordance with Section 2.3(b)(vi) of the Credit Agreement.  Each Credit Party hereby represents, warrants, agrees, covenants and reaffirms (1) that it is not aware of any defense, set off, claim or counterclaim against any Agent or Revolving Lender in regard to its obligations in respect of such Revolving Commitments and (2) its obligation to pay such obligations in respect of such Revolving Commitments in accordance with the terms and conditions of this Agreement and the other Credit Documents.

1.9 Amendment to Exhibit L:  Joinder Agreement. Exhibit L of the Credit Agreement is hereby deleted in its entirety.

SECTION II.	CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

Execution. The Administrative Agent shall have received (i) a counterpart signature page of this Amendment duly executed by each of the Credit Parties, (ii) consent and authorization from the Requisite Lenders and all Lenders holding Revolving Commitments to execute this Amendment on their behalf.

A. Consent Fees.  The Company shall have paid to (i) each Lender that executes this Amendment on or prior to the Second Amendment Effective Date, an amendment fee equal to 0.50% of the aggregate amount of such Lender’s outstanding Loans and Extended Revolving Commitments as of the Second Amendment Effective Date (after giving effect to this Amendment) and (ii) each Lender holding Extended Revolving Commitments that executes this Amendment on or prior to the Second Amendment Effective Date, an amendment fee equal to 1.00% of the aggregate amount of such Lender’s Extended Revolving Commitments as of the Second Amendment Effective Date (after giving effect to this Amendment).

B. No Revolving Loans. No Revolving Loans shall be outstanding on the Second Amendment Effective Date.

C. Other Fees.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Second Amendment Effective Date, including, to the extent invoiced, reimbursement or other payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or any other Credit Document.

D. Necessary Consents. Each Credit Party shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Amendment.

E. Opinions of Counsel to Credit Parties. The Administrative Agent and the Revolving Lenders shall have received originally executed copies of the favorable written opinions of Ropes & Gray LLP, counsel for Credit Parties, addressed to the Administrative Agent and the Revolving Lenders, as to such matters as the Administrative Agent may reasonably request, dated as of the Second Amendment Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Revolving Lenders).

F. Other Documents.  The Administrative Agent and the Lenders shall have received such other documents, information or agreements regarding Credit Parties as the Administrative Agent or the Collateral Agent may reasonably request.

SECTION III.	REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Credit Party which is a party hereto represents and warrants to each Lender that the following statements are true and correct in all material respects:

Corporate Power and Authority.  Such Credit Party has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and the other Credit Documents.

A. Authorization of Agreements.  The execution and delivery of this Amendment and the performance of the Amended Agreement and the other Credit Documents have been duly authorized by all necessary action on the part of such Credit Party.

B. No Conflict.  The execution and delivery by such Credit Party of this Amendment and the performance by such Credit Party of the Amended Agreement and the other Credit Documents do not and will not (i) violate (A) any provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of Holdings, the Company or any Credit Party or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any Contractual Obligation of the applicable Credit Party, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section III.C., individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) except as permitted under the Amended Agreement, result in or require the creation or imposition of any Lien upon any of the properties or assets of each Credit Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent on behalf of the Secured Parties), or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of each Credit Party, except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

C. Governmental Consents.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by such Credit Party of this Amendment and the performance by such Credit Party of the Amended Agreement and the other Credit Documents to which it is a party, except for such actions, consents and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect or which have been obtained and are in full force and effect.

D. Binding Obligation.  This Amendment and the Amended Agreement have been duly executed and delivered by such Credit Party and this Amendment, the Amended Agreement and each other Credit Document to which it is a party each constitutes a legal, valid and binding obligation of such Credit Party to the extent a party thereto, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

E. Incorporation of Representations and Warranties from Credit Agreement. The representations and warranties of such Credit Party contained in Section 4 of the Amended Agreement and each other Credit Document to which it is a party are and will be true and correct in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

F. Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

SECTION IV.	ACKNOWLEDGMENT, CONSENT AND CONFIRMATION

Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment, including the extension of the new Revolving Commitments and the other transactions contemplated thereby.  The Company and each Guarantor hereby confirms its respective guarantees, pledges, grants of security interests and other agreements, as applicable, under each Credit Document to which it is a party or otherwise bound, including under each of the Collateral Documents to which it is a party, and that notwithstanding the effectiveness of this Amendment and the extension of the new Revolving Commitments and the other transactions contemplated thereby, such guarantees, pledges, grants of security interests and other agreements shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties under the Amended Agreement and the other Credit Documents, which for the avoidance of doubt includes the Revolving Lenders providing Revolving Commitments pursuant to Section 1.8 of this Amendment.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Credit Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Credit Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION V.	MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Credit Documents.

(i) On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent, Lender or Credit Party under, the Credit Agreement or any of the other Credit Documents.

B. Headings.  Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

D. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.

E. Amendment and Restatement.  To facilitate reference to the provisions of the Credit Agreement, as amended by this Amendment, each Lender executing this Amendment hereby authorizes the Administrative Agent, on its behalf, to enter into an amendment and restatement of the Credit Agreement, at the Administrative Agent's option, as amended by this Amendment (including without limitation, adding or deleting (as applicable) each reference to the defined terms deleted pursuant to Section 1.1 of this Amendment); provided that any such amendment and restatement shall be distributed to each Lender.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	AMERICAN ACHIEVEMENT CORPORATION

By:  /s/ Kris Radhakrishnan
Name: Kris Radhakrishnan
Title: Chief Financial Officer and Treasurer

[Signature Page to Second Amendment]

GUARANTORS:                                                                           AAC HOLDING CORP.

By:  /s/ Kris Radhakrishnan
Name: Kris Radhakrishnan
Title: Chief Financial Officer and Treasurer

EDUCATIONAL COMMUNICATIONS, INC.
COMMEMORATIVE BRANDS, INC.
TAYLOR SENIOR HOLDING CORP.
TP HOLDING CORP.
TAYLOR PUBLISHING COMPANY
CBI NORTH AMERICA, INC.

By:  /s/ Kris Radhakrishnan
Name: Kris Radhakrishnan
Title: Chief Financial Officer and Treasurer

TAYLOR PUBLISHING MANUFACTURING, L.P.
By:           Taylor Publishing Company, its General Partner

By:  /s/ Kris Radhakrishnan
Name: Kris Radhakrishnan
Title: Chief Financial Officer and Treasurer

TAYLOR MANUFACTURING HOLDINGS, LLC
By:           Taylor Publishing Company, its Sole Member

By:  /s/ Kris Radhakrishnan
Name: Kris Radhakrishnan
Title: Chief Financial Officer and Treasurer

[Signature Page to Second Amendment]

ADMINISTRATIVE AGENT:	GOLDMAN SACHS CREDIT PARTNERS L.P.,
As Administrative Agent

By:  /s/ Elizabeth Fischer
Authorized Signatory

[Signature Page to Second Amendment]

LENDERS:	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Issuing Bank, Swing Line Lender and a Lender

By:  /s/ Erin Morrissey
        Name: Erin Morrissey
        Title: Vice President

By:  /s/ Evelyn Thierry
        Name: Evelyn Thierry
        Title: Vice President

[Signature Page to Second Amendment]

CIT LENDING SERVICES CORPORATION, as a Lender

By:  /s/ Jeffrey Ulmer
        Name: Jeffrey Ulmer
        Title: Senior Vice President

[Signature Page to Second Amendment]

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:  /s/ Marie G. Mollo
        Name: Marie G. Mollo
        Title: Duly Authorized Signatory

[Signature Page to Second Amendment]

NATIONAL CITY BANK, as a Lender

By:  /s/ James Ritchie
        Name: James Ritchie
        Title: Managing Director

[Signature Page to Second Amendment]

APPENDIX A
TO SECOND AMENDMENT

Extended Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Deutsche Bank AG Cayman Islands Branch	$1,923,076.92	7.69%
CIT Lending Services Corporation	$6,250,000.00	25.00%
General Electric Capital Corporation	$16,826,923.08	67.31%
Total	$25,000,000	100%

Appendix A